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                                December 28, 2005

First American Funds, Inc.
800 Nicollet Avenue
Minneapolis, MN 55402

Ladies and Gentlemen:

      We have acted as special tax counsel to First American Funds, Inc., a Minnesota corporation ("FAF"), in connection with the acquisition of Treasury Reserve Fund ("Acquired Fund"), a separately managed series of FAF, by Treasury Obligations Fund ("Acquiring Fund"), a separately managed series of FAF, pursuant to an Agreement and Plan of Reorganization dated as of August 29, 2005, by and between FAF on behalf of Acquired Fund and FAF on behalf of Acquiring Fund (the "Agreement"). The acquisition was consummated on August 30, 2005 (hereinafter the "Effective Time").

      You have requested our opinion concerning certain federal income tax consequences of the exchange of Acquiring Fund Shares for the assets and liabilities of Acquired Fund and the distribution of such shares to Acquired Fund Shareholders upon liquidation of Acquired Fund, all pursuant to the Agreement (the "Reorganization"). In this regard we have examined (1) the Agreement, (2) the Registration Statement on Form N-14 (including, but not limited to, the Prospectus and Proxy Statement included therein) filed with the Securities and Exchange Commission on or about May 20, 2005 and as amended through July 1, 2005, and such other documents and records as we consider necessary in order to render this opinion. Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Prospectus and Proxy Statement or the Agreement, as the case may be.

      Pursuant to the Agreement, all of the assets and all of the liabilities of Acquired Fund were acquired by Acquiring Fund in exchange for shares of common stock of Acquiring Fund having an aggregate net asset value equal to the aggregate net value of the assets of Acquired Fund at the Effective Time. At, or as soon as practicable after, the Effective Time, Acquired Fund was to distribute to the Acquired Fund Shareholders of record (determined as of the Effective Time) the Acquiring Fund Shares issued in exchange for the Acquired Fund assets. In the distribution, each Acquired Fund Shareholder was to receive Acquiring Fund Shares of a class corresponding to the class of shares that he or she held in Acquired Fund, with a net asset value equal at the Effective Time to the net asset value of the shareholder's Acquired Fund Shares as of such time. All issued and outstanding shares of Acquired Fund were simultaneously cancelled on the books of Acquired Fund, and Acquired Fund was deemed to be liquidated.

      The acquisition of all of the assets and all of the liabilities of Acquired Fund by Acquiring Fund was undertaken because the Board of Directors of FAF determined that the Reorganization was in the best interests of each Fund and its respective shareholders. In approving the consolidation of the two Funds, the Board of Directors considered the following

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First American Funds, Inc.
December 28, 2005
Page 2

factors: (1) the compatibility of the Funds' investment objectives, policies and restrictions; (2) each Fund's relative investment performance; (3) each Fund's relative asset size; (4) the investment experience and expertise of each Fund's portfolio managers; (5) the effect of the Reorganization on each Fund's expected investment performance; (6) the effect of the Reorganization on each Fund's expense ratio relative to its current expense ratio; (7) the portfolio composition of each Fund and the expected portfolio composition of Acquiring Fund following the Reorganization; (8) the effect of the Reorganization on each Fund's shareholders' rights; (9) the potential benefits of the Reorganization to U.S. Bank Asset Management, Inc., the investment advisor to the funds, and other persons; and (10) the alternatives to the Reorganization.

      Our opinion is based upon existing law and applicable Treasury Regulations, published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures, and judicial decisions, all as in effect as of the Effective Time. All of the foregoing authorities are subject to change, possibly with retroactive effect. An opinion of counsel is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

      Based on the provisions of the Code and judicial and administrative interpretations in effect as of the Effective Time, the Agreement, the other documents referred to herein, the facts and assumptions stated above, and the representations made by FAF in a Certificate dated December 23, 2005 but effective as of August 30, 2005, it is our opinion that the Reorganization constituted a reorganization within the meaning of Section 368(a)(1)(C) of the Code as of the Effective Time, and that Acquiring Fund and Acquired Fund each qualified as a party to the reorganization within the meaning of Section 368(b) of the Code.

      On the basis of the foregoing opinion that the Reorganization constituted a reorganization within the meaning of Section 368(a)(1)(C) of the Code as of the Effective Time, it is further our opinion that:

            (i) Acquired Fund Shareholders recognized no income, gain or loss upon receipt, pursuant to the Reorganization, of Acquiring Fund Shares. Acquired Fund Shareholders subject to taxation recognized income upon receipt of any net investment income or net capital gains of Acquired Fund which were distributed by Acquired Fund prior to the Effective Time;

            (ii) the tax basis of Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization is equal to the tax basis as of the Effective Time of the Acquired Fund Shares exchanged therefor;

            (iii) the holding period of Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization includes the period during which Acquired Fund Shareholder held the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shares were held as a capital asset at the Effective Time;

                                                            DORSEY & WHITNEY LLP

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First American Funds, Inc.
December 28, 2005
Page 3

            (iv) Acquired Fund recognized no income, gain or loss by reason of the Reorganization;

            (v) Acquiring Fund recognized no income, gain or loss by reason of the Reorganization;

            (vi) the tax basis of the assets received by Acquiring Fund pursuant to the Reorganization is the same as the tax basis of those assets in the hands of Acquired Fund as of the Effective Time;

            (vii) the holding period of the assets received by Acquiring Fund pursuant to the Reorganization includes the period during which such assets were held by Acquired Fund; and

            (viii) Acquiring Fund succeeded to and took into account the earnings and profits, or deficit in earning and profits, of Acquired Fund as of the Effective Time.

      Our opinion is limited to the matters expressly addressed herein. No opinion is expressed and none should be inferred as to any other matter. Without limiting the generality of the foregoing, no opinion is expressed as to the effect of the Reorganization on Acquired Fund, Acquiring Fund or any shareholder with respect to any asset of Acquired Fund as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting. The opinion set forth above relates solely to the Effective Time. No opinion is expressed, and none should be inferred, regarding the effect upon the opinion set forth above of any event that may have occurred after the Effective Time, or regarding the tax consequences of any such event.

      The foregoing opinion is being furnished to you solely for your benefit in connection with the Reorganization and may not be relied upon by, nor may copies be delivered to, any person without our prior written consent.

      We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form N-14 and to the reference to this firm under the caption "Information Relating to the Proposed Reorganization -- Federal Income Tax Consequences" in the Prospectus/Proxy Statement included in Part A of said Registration Statement.

                                 Very truly yours,

                                 (DORSEY & WHITNEY LLP)

KAS/BJS/WRG

                                                            DORSEY & WHITNEY LLP